UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2016 (June 1, 2016)

Owl Rock Capital Corporation

(Exact name of registrant as specified in its charter)

Maryland	814-01190	47-5402460
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

245 Park Avenue 41St Floor New York, New York	10167
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 419-3000

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(b), (c) and (d). Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

On June 1, 2016, the Board of Directors of Owl Rock Capital Corporation (the “Company”) elected Mr. Craig Packer as a director. In connection with his election, the Board of Directors increased the size of the Board of Directors to seven directors. In addition, in connection with Mr. Packer’s election to the Board of Directors, Mr. Douglas Ostrover resigned as President and Chief Executive Officer of the Company and the Board of Directors elected Mr. Packer to serve as President and Chief Executive Officer of the Company. Mr. Ostrover will continue to serve as a director of the Company, Co-Chief Investment Officer of Owl Rock Capital Advisors LLC (the “Adviser”) and as a member of the Adviser’s Investment Committee.

Mr. Packer will hold office as a class III director for a term expiring in 2019. Mr. Packer will be entitled to enter into an indemnification agreement with the Company.

Mr. Packer is a co-founder of Owl Rock Capital Partners, the President and Chief Executive Officer of Owl Rock Capital Corporation, the Co-Chief Investment Officer of the Adviser and is a member of the Adviser’s Investment Committee. Prior to founding Owl Rock Capital Partners, Mr. Packer was co-head of Leveraged Finance in the Americas at Goldman Sachs, where he served on the Firmwide Capital Committee, Investment Banking Division (IBD) Operating Committee, IBD Client and Business Standards Committee and the IBD Risk Committee. Craig joined Goldman Sachs as a Managing Director and Head of High Yield Capital Markets in 2006 and was named partner in 2008. Prior to joining Goldman Sachs, Mr. Packer was the global head of High Yield Capital Markets at Credit Suisse First Boston, and before that he worked at Donaldson, Lufkin & Jenrette. Mr. Packer serves as Treasurer and on the Board of Trustees of Greenwich Academy and on the Board of Directors of Kids in Crisis, a nonprofit organization that serves children in Connecticut. Mr. Packer earned a B.S. from the University of Virginia in 1988 and an M.B.A. from Harvard Business School in 1992.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Owl Rock Capital Corporation

By:	/s/ Alan Kirshenbaum
Name:	Alan Kirshenbaum
Title:	Chief Operating Officer and Chief Financial Officer

June 3, 2016